Exhibit 7.1
Abbey National plc
Computation of Ratio of Earnings to Fixed Charges
Based on IFRS

	Year Ended December 31
	2005	2004
	£m	£m
IFRS
Profit before tax	596	(21)
Fixed Charges: Interest Expense (B) (1) (2)	1,688	2,084

Earnings before taxes and fixed charges (A)	2,284	2,063

Ratio of earnings to Fixed Charges (A/B)	135.31	98.99

	2005	2004
	£m	£m
IFRS
Profit before tax	596	(21)
Fixed Charges: Interest Expense (B) (1) (3)	4,250	4,174

Earnings before taxes and fixed charges (A)	4,846	4,153

Ratio of earnings to Fixed Charges (A/B)	114.02	99.50

Notes:

(1) Includes the amortisation of discounts and premiums on debt securities in issue and interest payable on finance lease obligations.

(2) Excluding Interest on retail deposits.

(3) Including Interest on retail deposits.

Abbey National plc
Computation of Ratio of Earnings to Fixed Charges
Based on US GAAP

	Year Ended December 31
	2005	2004	2003	2002	2001
	£m	£m	£m	£m	£m
US GAAP
Profit before tax	431	20	(187)	(1,218)	1,485
Fixed Charges: Interest Expense (B) (1) (2)	1,642	2,084	2,426	3,740	5,458

Earnings before taxes and fixed charges (A)	2,073	2,104	2,239	2,522	6,943

Ratio of earnings to Fixed Charges (A/B)	1.26	1.01	0.92	0.67	1.27

	2005	2004	2003	2002	2001
	£m	£m	£m	£m	£m
US GAAP
Profit before tax	431	20	(187)	(1,218)	1,485
Fixed Charges: Interest Expense (B) (1) (3)	4,204	4,174	4,074	5,439	7,549

Earnings before taxes and fixed charges (A)	4,635	4,194	3,887	4,221	9,034

Ratio of earnings to Fixed Charges (A/B)	1.10	1.00	0.95	0.78	1.20

Notes:

(1) Includes the amortisation of discounts and premiums on debt securities in issue and interest payable on finance lease obligations.

(2) Excluding Interest on retail deposits.

(3) Including Interest on retail deposits.